LEASE

THIS LEASE is entered into this 9th day of January 2017 (the “Effective Date”), between ESI Leasing, LLC, an Oregon limited liability company (“Landlord”) and Electro Scientific Industries, Inc., an Oregon corporation (“Tenant”).

RECITALS

A.    Tenant wishes to lease from Landlord the following property (the “Property”) located in the State of Oregon and described as follows:

The real property commonly known as 13900, 13910 & 14000 NW Science Park Drive, Portland, Oregon 97229 consisting of the land described on attached Exhibit A and all buildings (“Buildings”) and other improvements located thereon.

B.    Landlord hereby leases the Property to Tenant, and Tenant hereby leases the Property from Landlord, on the terms and conditions set forth in this Lease.

TERMS AND CONDITIONS

1.	TERM; POSSESSION.

1.1Term. The lease term shall commence on January 9, 2017 and continue through January 9, 2032, unless sooner terminated.

1.2Delivery of Possession. Tenant’s right to possession and obligations under this Lease shall commence on the commencement date of the lease term.

1.3Acceptance of Property. Tenant was the immediate past owner of the Property and is thoroughly familiar with the Property. Tenant accepts the Property in its present condition, AS IS, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Property. Landlord shall not be required to perform any work to ready the Property for Tenant’s occupancy. Tenant acknowledges that neither Landlord nor Landlord’s agent, if any, has made any representation or warranty as to the suitability of the Property for the conduct of Tenant’s business.

1.4Renewal Option. Tenant shall have the option to renew this Lease for two (2) additional terms, as provided below, so long as this Lease is not in default at the time the option is exercised and at the time the renewal term is to commence. The renewal terms will be for five (5) years each, commencing on the day following expiration of the prior term. The other terms and conditions of this Lease will remain the same during the renewal term, except that the base rent shall be as provided in Section 2.2. Exercise of the renewal option shall be by notice given at least 30 days prior to expiration of the preceding term.

2.RENTAL.

2.1Base Rent During Initial Term. Tenant shall pay to Landlord as base rent for the Property the following sums:
Months             Monthly Base Rent
1-120                $135,000.00
121-180            $148,500.00
2.2Base Rental During Renewal Terms. If Tenant exercises its option to renew this Lease for the first of the two renewal terms in accordance with Section 1.4, Tenant shall pay to Landlord as base rent for the Property during the first of such two renewal terms the sum of $156,000.00 per month. If Tenant exercises its option to renew this Lease for the second of the two renewal terms in accordance with Section 1.4, Tenant shall pay to Landlord as base rent for the Property during the second of such two renewal terms the sum of $164,000.00 per month.

2.3Time and Place of Payment. Rent will be paid in advance on the fifteenth day of each month at the address for Landlord set forth in this Lease, or such other address as Landlord may designate in writing to Tenant. Rent is uniformly apportionable day to day. Rent for the partial month (if any) in which the Lease commenced shall be prorated and paid at commencement of the lease term.

2.4Interest and Late Charges. All rent and other payments not paid within ten (10) days after the due date shall bear interest from the due date until fully paid at the same rate as specified in Section 11.4 below. In addition, if Tenant fails to make any rent payment within 10 days after it is due, Landlord may elect to impose a late charge of 5 cents per dollar of the overdue payment to reimburse Landlord for the costs of collecting the overdue payment. Tenant shall pay the late charge upon demand by Landlord. Landlord may levy and collect a late charge in addition to all other remedies available for Tenant’s default, and collection of a late charge shall not waive the breach caused by the late payment.

2.5Partial or Delinquent Payments. Payment by Tenant or receipt by Landlord of any amount less than the full monthly rental or other charges due from Tenant, or any endorsement or statement on any check or letter accompanying any check or rent payment, shall not in any event be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rental or pursue any other remedy provided in this Lease. Any payments required under this Lease which are not paid on or before the date for payment in this Lease (subject to any permitted grace period or notice requirement specified in this Lease) shall be considered delinquent and in default.

2.6Net Lease Provision. All payments required to be paid by Tenant under this Lease, other than base rent, will constitute additional rent. This is intended to be a net lease, meaning, except as otherwise expressly provided in this Lease, that Tenant shall pay all expenses of every type relating to the Property after commencement of the lease term, and all rentals shall be received by Landlord without set‑off, offset, abatement, or deduction of any kind.

3.	USE OF PROPERTY.

3.1Permitted Use. Tenant shall use the Property only for conducting the following business and for no other purpose without Landlord’s written consent: general office use, research and development, sales and marketing, manufacturing and repairs, warehousing, and employee cafeteria.

3.2Compliance with Laws. In connection with its use, Tenant shall comply at its expense with all applicable laws, regulations and requirements of any public authority, including those regarding maintenance, operation, and use of the Property and equipment and appliances on the Property (including signs), including, without limitation, the Americans with Disabilities Act and any other act, law or regulation pertaining to persons with disabilities, except that Tenant may withhold compliance in connection with a good faith dispute so long as Landlord’s property interest is not jeopardized. In the event such dispute by Tenant proves unsuccessful, Tenant shall promptly comply with such contested law, regulation or requirement.

3.3Hazardous Substances.

a.Compliance. Tenant shall comply fully with all laws pertaining to the protection of human health and the environment, including but not limited to employee and community right-to-know laws and all laws regarding the use, generation, storage, transportation, treatment, disposal or other handling of hazardous substances by Tenant, its employees, agents, and contractors. Tenant shall promptly advise Landlord in writing of any hazardous substances regulated by such laws that are used, generated, manufactured, stored, transported or otherwise handled on the Property. Tenant shall exercise extreme care in handling any hazardous substances and shall not cause, or permit its employees, agents, or contractors to cause, hazardous substances to be spilled, leaked, disposed of or otherwise released on the Property. The term “hazardous substances” is used in its very broadest sense, and refers to materials which because of their quantity, concentration, or physical, chemical, or infectious characteristics may cause or pose a present or potential hazard to human health or the environment when improperly handled, treated, stored, transported, disposed of, or otherwise managed. The term shall include, but is not limited to, all hazardous substances, hazardous materials and hazardous wastes listed by the U.S. Environmental Protection Agency and the state in which the Property is located under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Resource Conservation and Recover Act (RCRA), the Toxic Substances Control Act (TSCA), and the Federal Water Pollution Control Act (FWPCA), and comparable state statutes.
b.Indemnity. Tenant shall indemnify and hold harmless Landlord and its members, managers, officers, directors, employees, agents, contractors, successors and assigns for, from and against any and all claims, demands, liabilities, damages, fines, losses, costs (including the cost of compliance with any governmental order) and expenses (including attorneys’ fees at trial, on appeal and in connection with any petition for review) arising out of or in any way relating to Tenant’s breach of any covenant or warranty in this Section 3.3. In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel satisfactory to Landlord upon Landlord’s demand. The obligation to indemnify, defend and hold harmless shall include, without limitation, (a) reasonable costs incurred in connection with investigation of site conditions, (b) reasonable costs of any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision with respect to hazardous substances or infectious wastes, (c) reasonable sums paid in settlement of claims, attorneys’ fees, consultant and laboratory fees and expert fees, and (d) the value of any loss of the use of the Property. Tenant’s obligations under this Section 3.3(b) shall survive the expiration or termination of the Lease for any reason.

3.4No Offensive Activities. Tenant shall not conduct or permit any activities on the Property that create a nuisance or damage the reputation of the Property, or are reasonably offensive to Landlord, or other owners or users of adjoining property.

3.5Insurance Coverage. Tenant shall refrain from any use of the Property that would invalidate or impair the coverages afforded by any insurance maintained with respect to the Property and shall not allow the condition of the Property or Buildings to decline to a degree that would result in any insurance required under this Lease to be maintained by Tenant to no longer be available.

3.6Building Overloads. Tenant will refrain from doing anything on or about the Property that will cause an overload. If Landlord believes there is an overload, Landlord may select a qualified electrician whose opinion will control regarding any overload of electric circuits, or a qualified engineer or architect whose opinion will control regarding floor overloads or other stresses. Tenant will promptly comply with any actions recommended by the electrician, engineer or architect.

3.7Removal of Snow, Ice, and Debris. Tenant shall keep any sidewalks abutting the Property and entrances to Buildings free and clear of snow, ice, debris, and obstructions of every kind. Tenant shall keep the roof and drains leading from the roof free and clear of snow, ice, debris, or other obstruction which might overload or endanger the roof or adjoining premises, sidewalks, or streets. In performing such work, Tenant shall take all reasonable precautions to avoid damage to the roof.

3.8Signs. Except for existing signs located on the Property at the time this Lease commences, Tenant shall obtain Landlord’s prior approval of the location, design, size, color, materials, and other details of any signs to be located on the Property, which approval shall not be unreasonably withheld. Signs must be designed and constructed in compliance with city and county sign codes.

4.MAINTENANCE AND ALTERATIONS.

4.1Tenant’s Obligations. Tenant, at its expense, shall keep the Property (including the land, parking areas, access roads, driveways, sidewalks, landscaping, Buildings, improvements, roofs, electrical systems, HVAC systems, fire sprinkler systems and other mechanical systems, fixtures, and all personal property, trade fixtures and equipment) in good repair, operating condition, working order and appearance, and shall make all exterior and interior repairs, renewals, and replacements necessary to that end.

4.2Landlord’s Obligations. Landlord shall be under no obligation to make any repairs, alterations, or improvements or perform any maintenance on the Property at any time, except as expressly required in this Lease.

4.3Alterations. Tenant shall not make any alterations or additions to the Property without Landlord’s prior written consent, which consent may require the alterations to be removed and the Property restored on termination of this Lease. Landlord will not unreasonably withhold its consent, subject to the following conditions:
a.Any alteration or addition shall be done in a good and workmanlike manner and in compliance with applicable laws and building codes and the Americans with Disabilities Act, and in accordance with the orders, rules and regulations of the National Board of Fire Underwriters or any other body exercising similar functions.
b.The cost of any such alteration or addition shall be paid in cash, or its equivalent, so that the Property and all portions thereof shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the Property. At least 15 days before commencing any work or delivery of any materials relating to any alterations, improvements, or additions to the Property, Tenant shall notify Landlord of the expected date of commencement of such work or the delivery of any such materials. Landlord shall have the right at any time and from time to time to post and maintain on the Property such notices as Landlord reasonably deems necessary to protect the Property from construction liens, materialmen’s liens, and any other liens.
c.Tenant shall cause all of its contractors performing work on the Property to maintain, at such contractor’s sole cost and expense, Workers Compensation Insurance covering all persons employed in connection with the work, with respect to whom death or bodily injury claims could be asserted against Landlord or its successors in interest when any work is in process in connection with any such alteration or addition. Such insurance shall be in a company or companies of recognized responsibility, licensed to do business in the state where the Property is located, and true copies of all policies or certificates therefor, issued by the respective insurers, bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to Landlord of such payment, shall be delivered to Landlord.
d.Except as otherwise provided in the consent, all alterations, additions, improvements, and fixtures installed by Tenant (other than trade fixtures and equipment) shall become a part of the Property at the expiration of the term of the Lease and belong to Landlord.
e.The value of the Property upon completion of such alterations shall equal or exceed the value of the Property prior to such work.
f.Tenant will not permit any “visual art,” as defined in the Visual Artists Protection Act, to be constructed or installed at the Property without Landlord’s prior written consent, which consent may be conditioned upon the artist executing a waiver of rights in form satisfactory to Landlord.

5.TAXES; UTILITIES.

5.1Personal Property Taxes. Tenant shall pay when due all personal property taxes assessed against its personal property, equipment or trade fixtures on the Property.

5.2Taxes and Assessments. Tenant shall pay to the applicable taxing authority before delinquent all real property taxes, assessments and public charges on the Property. Taxes and assessments for any partial year during the lease term shall be prorated between Landlord and Tenant on the basis of the portion of the tax year that Tenant occupies the Property. If special assessments are payable in installments, Tenant shall be obligated to pay to Landlord only those installments coming due during the term of this Lease.

5.3Taxes in Lieu of Ad Valorem Tax. If a tax is assessed upon Landlord’s interest under this Lease which is in lieu of the ad valorem real property tax, then to the extent permitted by law, Tenant shall pay such tax. Tenant, however, shall have no obligation to pay any income, profits, or franchise tax levied upon the net income derived by Landlord from this Lease.

5.4Payment of Utilities Charges. Tenant shall pay when due all charges for services and utilities incurred in connection with the use, occupancy, operation, and maintenance of the Property, including (but not limited to) charges for fuel, water, gas, electricity, sewage disposal, power, refrigeration, air conditioning, telephone, parking lot lighting, landscape maintenance and janitorial services.

6.LIABILITY TO THIRD PERSONS.

6.1Liens. Tenant shall pay as due all claims for work done on or for services rendered or material furnished to the Property, and shall keep the Property free from any liens other than liens created by Landlord, except that Tenant may withhold payment of any claim in connection with a good faith dispute over the obligation to pay, so long as Landlord’s property interest is not jeopardized. If Tenant fails to pay such claim or to discharge any lien, Landlord may do so and collect such amount as additional rent. Amounts paid by Landlord hereunder shall bear interest and be repaid by Tenant as provided in Section 11.4 below. Such payment by Landlord shall not constitute a waiver of any right or remedy Landlord may have because of Tenant’s default.

6.2Contest by Tenant. If Tenant withholds payment of a claim and a lien is filed as a result of nonpayment, Tenant shall (within 10 days after knowledge of the filing) secure the discharge of the lien or deposit with Landlord cash or sufficient corporate surety bond or other security satisfactory to Landlord in an amount sufficient to discharge the lien plus any costs, attorneys’ fees, and other charges that could accrue as a result of a foreclosure or sale under the lien.

6.3Indemnification of Landlord. Except to the extent of Landlord’s gross negligence of willful misconduct, Tenant shall indemnify, defend, and hold harmless Landlord from, for, and against any claim, loss, or liability arising out of or related to (1) Tenant’s use of the Property, (2) any action or inaction of Tenant or its employees, contractors and design professionals (and their subcontractors and suppliers at all tiers), agents, lenders, licensees or invitees, (3) any condition of the Property which is the responsibility of Tenant under this Lease, (4) the conduct of Tenant’s business or any activity, work or things done, permitted or suffered by Tenant in or about the Property or elsewhere, (5) any breach or default in the performance of any obligation of Tenant under this Lease, or (6) any products or goods sold by or provided by Tenant from the Property (including product liability and other claims). In the event any action is brought against Landlord by reason of any such claim, Tenant shall resist or defend such action or proceeding by counsel satisfactory to Landlord upon Landlord’s demand.

6.4Landlord’s Liability. Landlord shall have no liability to Tenant for acts of other tenants who may be occupying adjacent property, or for any defect in the Property which is the responsibility of the Tenant under this Lease, or for any interruption or failure in the supply of utilities or services to the Property.

6.5Security. Tenant acknowledges that the rental payable to Landlord under this Lease does not include the cost of guard service or other security measures, and that Landlord shall have no obligation whatsoever to provide such services or security measures. Tenant assumes all responsibility for the protection of Tenant, its officers, employees, agents and invitees, from the acts of third parties.

7.INSURANCE AND DAMAGE.

7.1Liability Insurance. Tenant shall continuously maintain at its expense commercial general liability insurance, written on an occurrence basis, in a company rated not less than A -, Class VII, in “Best’s Insurance Guide,” covering claims and liability for personal injury, death, or property damage with limits of not less than $25,000,000 per occurrence and $25,000,000 in the aggregate, or such higher limits as Landlord may reasonably specify from time to time. Such insurance shall name Landlord and the holder of any mortgage or trust deed on the Property (“Lender”) as additional insureds. If Tenant’s use of the Property includes any activity or matter that would be excluded from coverage under a commercial general liability policy, Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter in such amounts as Landlord may reasonably require.

7.2Property Damage Insurance. Tenant shall be responsible for insuring the Buildings and other improvements, and all personal property, equipment, and trade fixtures located on the Property. The Buildings and improvements shall be covered by property damage insurance covering all risks included under Causes of Loss - “Special Form” coverage, and such other risks (including earthquake and flood) as Landlord or any Lender may reasonably designate, on no less than a full replacement cost basis with agreed amount, replacement cost, ordinance or law coverage and inflation guard endorsements and with Rents Coverage for not less than 12 months rental under this Lease. Landlord shall not unreasonably withhold its consent to reasonable and customary deductibles in such policies subject to the approval of any Lender. Landlord shall be named as additional insured and loss payee on such policy (with loss payee endorsement acceptable to Landlord) and loss shall be payable to Landlord or otherwise as required by any mortgage or trust deed in favor of Lender.

7.3Policies. All policies shall be in a form and with companies reasonably acceptable to Landlord and any Lender, rated not less than A -, Class VII, in “Best’s Insurance Guide,” with Landlord shown as an additional insured. Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant may carry such insurance under blanket policies; provided, however, such insurance by Tenant shall have a Landlord’s protective liability endorsement attached thereto. Certificates evidencing such insurance and a copy of such insurance policy(ies) shall be furnished to Landlord prior to commencement of the lease term. At least 30 days before expiration of any policy required by this Lease, Tenant shall furnish to Landlord proof of issuance of a policy or policies continuing the required coverages. Tenant shall furnish to Landlord receipts for the payment of premiums on such policies or other evidence of such payment reasonably satisfactory to Landlord. Upon request of Landlord, Tenant shall promptly furnish to Landlord a copy of such policy or policies. Tenant will cause each insurance policy Tenant is required under this Lease to maintain to include a requirement that the insurer give at least 30 days’ written notice to Landlord before any cancellation of such policy.

7.4Restoration of Damage. In case of damage or destruction to the Property there shall be no rent abatement. Tenant shall proceed to restore the Property promptly to a condition equivalent in function and value to that existing prior to the damage. To the extent insurance proceeds are made available by any Lender for restoration, Landlord shall hold such funds in an interest bearing account and shall disburse such proceeds and interest to Tenant as restoration progresses, up to the total cost of restoration, in a manner similar to that in which proceeds of a construction loan are customarily disbursed. After restoration is complete, any remaining insurance proceeds shall be paid to Landlord.

7.5Repair of Tenant’s Property. Repair, replacement, or restoration of any fixtures, equipment and personal property owned by Tenant, and tenant improvements shall be the responsibility of Tenant.

7.6Waiver of Subrogation. Neither party shall be liable to the other for any loss or damage which (a) would be insured against under the terms of any property insurance required to be carried under this Lease, or (b) is insured against under the terms of any property insurance actually carried, regardless of whether it is required under this Lease. Such waiver shall apply regardless of whether the claim is due to the negligence of a party or that parties’ agents, officers, employees or contractors.

8.CONDEMNATION.

If the entire Property is condemned, or if a portion is taken which causes the remainder to be unsuited to the use permitted under this Lease, then this Lease shall terminate as of the date upon which possession of the Property is taken by the condemning authority. Otherwise, Landlord shall proceed to make necessary repairs and alterations to the Property to permit Tenant to continue its operations thereon. Rent shall be abated during the period of restoration and shall be reduced for the remainder of the lease term to the extent and in the same proportion as the reduction in the reasonable rental value of the Property for Tenant’s use caused by the condemnation. All condemnation proceeds shall belong to Landlord, except for any award specifically made to Tenant for moving expenses, or the taking of Tenant’s trade fixtures and personal property. Sale of all or a part of the Property to a purchaser with the power of eminent domain in the face of a threat or the probability of the exercise of the power shall be treated as a taking by condemnation. Landlord need not incur expenses for restoration in excess of the amount of condemnation proceeds received by Landlord after payment of all reasonable costs, expenses and attorneys’ fees incurred by Landlord in connection therewith.

9.TRANSFERS BY TENANT.

9.1Prohibition of Transfer. Tenant shall not assign, mortgage, pledge, hypothecate or encumber the Property or Tenant’s leasehold estate, or sublet all or any portion of the Property, license the use of all or any portion of the Property, or otherwise transfer any interest in the Property (whether voluntary, involuntary, by operation of law or otherwise), without the prior written consent of Landlord, which Landlord may grant or withhold in its sole discretion. Any attempted transfer without consent shall be null and void and, at the option of Landlord, will cause termination of this Lease.

9.2Obligations After Transfer. The giving of such consent in one instance shall not preclude the need for Tenant to obtain Landlord’s consent to further transfers. If Tenant is permitted to make any transfer, Tenant shall not be relieved of its obligations, but shall remain primarily liable to Landlord for performance of all such obligations. The transferee shall execute an assumption of Tenant’s obligations under this Lease in form reasonably satisfactory to Landlord. The acceptance of rent by Landlord from any person other than Tenant shall not be deemed to be a waiver of any of the provisions of this Section 9 or to be a consent to any assignment, subletting or other transfer.

10.DEFAULT.
The following shall be events of default:

10.1Payment Default. Tenant fails to make any rent or other payment under this Lease within ten (10) days after written notice to Tenant that it is past due; provided, however, Landlord shall not be required to give more than two (2) such notices in any 12 month period, after which this Lease shall be in default if rent or any other payment is not paid within ten (10) days after it is due without notice, until such 12 month period has passed.

10.2Unauthorized Transfer. Tenant makes any transfer without Landlord’s prior written consent as required under Section 9.1.

10.3Default in Other Covenants. Tenant fails to comply with any other term or condition or fulfill any other obligation of this Lease within thirty (30) days after written notice by Landlord specifying the nature of the default with reasonable particularity, provided, however, if the default is of such a nature that it cannot be remedied fully within the 30‑day period, it shall not be an event of default if Tenant begins correction of the default within the 30‑day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

10.4Insolvency Defaults. Dissolution or termination of existence of Tenant; the commencement by Tenant of a voluntary case under the federal bankruptcy laws or under any other federal or state law relating to insolvency or debtor’s relief; the entry of a decree or order for relief against Tenant in an involuntary case under the federal bankruptcy laws or under any other applicable federal or state law relating to insolvency or debtor’s relief; the appointment of or the consent by Tenant to the appointment of a receiver, trustee, or custodian of Tenant or of any of Tenant’s property; an assignment for the benefit of creditors by Tenant; the making or suffering by Tenant of a fraudulent transfer under applicable federal or state law; concealment by Tenant of any of its property in fraud of creditors; the making or suffering by Tenant of a preference within the meaning of the federal bankruptcy law; or the imposition of a lien through legal proceedings or distraint upon any of the Property of Tenant which is not discharged or bonded.

10.5Default by Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform its obligations within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Property whose name and address shall have been furnished to Tenant in writing, specifying the nature of Landlord’s failure to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and, thereafter, diligently prosecutes the same to completion.

11.REMEDIES ON DEFAULT.
Upon default, Landlord may exercise any one or more of the following remedies, or any other remedy available under applicable law:

11.1Termination. Landlord may terminate Tenant’s right to possession of the Property and Tenant’s rights under this Lease by giving written notice to Tenant of Landlord’s election to terminate Tenant’s right to possession of the Property, and this Lease will terminate as of the date of such notice. In the event of such termination, Landlord may recover damages from Tenant as provided in Section 11.3 below.

11.2Retake Possession. Landlord may re‑enter and retake possession of the Property, without notice, either by summary proceedings, force, any other applicable action or proceeding, or otherwise. Landlord may use the Property for Landlord’s own purposes or relet it upon any reasonable terms without prejudice to any other remedies that Landlord may have by reason of Tenant’s default. None of these actions will be deemed an acceptance of surrender by Tenant.

11.3Damages for Default. Whether or not Landlord retakes possession or relets the Property, Landlord may recover all damages caused by the default (including but not limited to unpaid rent, attorneys’ fees relating to the default, and costs of reletting). Landlord may sue periodically to recover damages as they accrue during the remainder of the lease term without barring a later action for further damages. Landlord may at any time bring an action for accrued damages, together with interest thereon at the rate of 12 percent per annum, plus damages for the remaining lease term. Such damages for the remaining lease term shall be equal to the difference between the total unpaid rent that would have been earned after termination of the Lease, with interest at 12 percent per annum from when due; less the amount of the rental loss that Tenant proves could have been reasonably avoided, if any; with such difference discounted to present value at a discount rate equal to the sum of the Federal Reserve rate in effect at the time of the award promulgated by the Federal Reserve office for the district in which the Property is located, plus one percent.

11.4Cure of Tenant’s Default. Without prejudice to any other remedy for default, Landlord may perform any obligation or make any payment required to cure a default by Tenant. The cost of performance, including attorneys’ fees and all disbursements, shall immediately be repaid by Tenant upon demand, together with interest from the date of expenditure until fully paid at the rate of 12 percent per annum, but not in any event at a rate greater than the maximum rate of interest permitted by law.

12.SURRENDER AT EXPIRATION.

12.1Condition of Property. Upon expiration of the lease term or earlier termination of this Lease, Tenant shall deliver all keys to Landlord and surrender the Property in good condition, broom clean. All repair, replacement and restoration for which Tenant is responsible shall be completed to the latest practical date prior to such surrender.

12.2Fixtures. Upon expiration of the lease term or earlier termination of this Lease, Tenant shall remove all of its furnishings, furniture, and trade fixtures that remain the property of Tenant and restore all damage caused by such removal. If Tenant fails to do so, this shall be an abandonment of such property and Landlord may retain such property and all rights of Tenant with respect to it shall cease or, by notice in writing given to Tenant within twenty (20) days after removal was required, Landlord may elect to hold Tenant to its obligation of removal. If Landlord elects to require Tenant to remove, Landlord may effect a removal and place the property in public storage for Tenant’s account. Tenant shall be liable to Landlord for the cost of removal, restoration, transportation to storage, and storage, with interest on all such expenses as provided in Section 11.4.

12.3Holdover. If Tenant does not vacate the Property at the time required, Landlord shall have the option to treat Tenant as a tenant from month to month, subject to all of the provisions of this Lease (except that the term will be month to month and the rent will be 150 percent of the amount of rent then being paid by Tenant), or to evict, eject or otherwise lawfully remove Tenant from the Property and recover damages caused by wrongful holdover. Failure of Tenant to remove furniture, furnishings, or trade fixtures which Tenant is required to remove under this Lease shall constitute a failure to vacate to which this Section shall apply if such property not removed substantially interferes with occupancy of the Property by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant. If a month-to-month tenancy results from a holdover by Tenant, the tenancy shall be terminable at the end of any monthly rental period on written notice from Landlord given not less than ten (10) days prior to the termination date which shall be specified in the notice. Tenant waives any notice which would otherwise be provided by law with respect to month-to-month tenancy.

13.WARRANTY OF QUIET ENJOYMENT.
So long as Tenant complies with all terms of this Lease, Tenant shall be entitled to peaceable and undisturbed possession of the Property free from any interference by Landlord or those claiming through Landlord.

14.GENERAL PROVISIONS.

14.1Time of Essence. Time is of the essence of the performance of each of Tenant’s obligations under this Lease.

14.2Modifications. No modification of this Lease will be valid unless it is in writing and is signed by all of the parties.

14.3No Appurtenances. This Lease does not create any rights to light and air by means of openings in the walls of the Buildings, any rights or interests in parking facilities, or any other rights, easements, or licenses, by implication or otherwise, except as expressly set forth in this Lease or its exhibits.

14.4Nonwaiver. Waiver of performance of any provision of this Lease shall not be a waiver of nor prejudice the party’s right otherwise to require performance of the same provision or any other provision.

14.5Succession. Subject to the limitations on transfer of Tenant’s interest, this Lease shall bind and inure to the benefit of the parties, their respective heirs, successors, and assigns.

14.6Landlord’s Access. Landlord and its authorized representatives may enter the Property with reasonable notice (but in no event shall more than 24 hour’s notice be required) to determine Tenant’s compliance with this Lease, to make necessary repairs, or to show the Property to any prospective tenants, purchasers or lenders. Landlord may enter the Property without notice by any means necessary in the case of an emergency. Landlord may at any time place on or about the Property any ordinary “for sale” signs and

Landlord may at any time during the last one hundred eighty (180) days during the term of this Lease place on or about the Property any ordinary “for lease” signs.

14.7Attornment. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or trust deed made by Landlord covering the Property, upon request Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

14.8Subordination to Mortgages. This Lease, at Landlord’s option, shall be subordinate to the lien of any trust deed or mortgage subsequently placed upon the Property, and to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements, and extensions thereof; provided, however, that as to the lien of any such trust deed or mortgage Tenant’s right to quiet possession of the Property shall not be disturbed if Tenant is not in default and so long as Tenant pays the rent and observes and performs all of the provisions of this Lease. If requested by Landlord, Tenant shall promptly execute and deliver any document reasonably to effectuate such subordination.

14.9Estoppel Certificates. Within 10 business days after written request by the other party, either party shall execute and deliver a certificate prepared by the other party stating whether or not this Lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. This certificate shall also state the amount of monthly rent, the dates to which rent has been paid in advance, and the amount of any prepaid rent. Failure to deliver the certificate within the specified time shall be conclusive upon the party from whom the certificate was requested that the Lease is in full force and effect and has not been modified, except as may be represented by the party requesting the certificate.

14.10Conveyance by Landlord. In the event Landlord sells its interest in the Property during the term of this Lease, Landlord shall be discharged from any obligations and responsibilities under this Lease from and after the effective date of the sale, except for those already accrued.

14.11Breach by Landlord. In the event any damages are awarded to Tenant against Landlord for breach of this Lease, Tenant’s sole recourse shall be against Landlord’s interest in the Property, and Landlord shall have no personal liability therefor.

14.12Recording. This Lease shall not be recorded without the consent in writing of Landlord.

14.13Financial Statements. Upon written request of Landlord, Tenant shall furnish to Landlord Tenant’s most current financial statement prepared in the ordinary course of Tenant’s business. Landlord may make such financial statement available to any prospective lender or purchaser of the Property. Landlord shall otherwise keep such financial statement confidential and shall require any such prospective lender or purchaser to do the same.

14.14Notices.
a.All notices given pursuant to this Lease shall be in writing and shall either be (i) mailed by first class mail, postage prepaid, certified or registered with return receipt requested or (ii) delivered in person or by nationally recognized overnight courier.
b.Any notice (i) sent by mail in the manner specified in Section 14.14(a) shall be deemed served or given two (2) business days after deposit in the United States Postal Service, (ii) delivered by nationally recognized overnight courier shall be deemed served or given one Business Day after delivery to the courier, charges prepaid. Notice given to a party in any manner not specified above shall be effective only if and when received by the addressee as demonstrated by objective evidence in the possession of the sender.
c.The address of each party to this Lease for purposes of notice shall be as follows:
LANDLORD:                ESI Leasing, LLC
13900 NW Science Park Drive
Portland, OR 97229

TENANT:	Electro Scientific Industries, Inc.
13900 NW Science Park Drive
Portland, OR 97229

Each party may change its address for notice by giving not less than thirty (30) days’ prior notice of such change to the other party in the manner set forth above.

14.15Attorneys’ Fees; Disputes. In the event suit or action is instituted to interpret or enforce the terms of this Lease or to rescind this Lease, the prevailing party shall be entitled to recover from the other party such sum as the court may adjudge reasonable as attorneys’ fees at trial, on appeal and on any petition for review, and in any proceeding in bankruptcy, in addition to all other sums provided by law. Disputes between the parties which are to be litigated shall be tried before a judge without a jury.

14.16Applicable Law. This Lease shall be construed, applied and enforced in accordance with the laws of the State of Oregon.

14.17Prior Agreements. This Lease is the entire, final, and complete agreement of the parties with respect to the matters set forth in this Lease, and supersedes and replaces all prior written and oral agreements between the parties or their representatives with respect to such matters.

14.18Validity of Provisions. If any provision in this Lease shall be invalid, illegal, or unenforceable in any respect, the validity of the remaining provisions contained in this Lease shall not be affected and shall be enforced to the fullest extent permitted by law.

14.19Landlord’s Consent. Whenever Landlord’s consent or approval is required under this Lease, except as otherwise expressly provided in this Lease, such consent or approval shall not be unreasonably withheld or delayed.

14.20Effective Date of Lease. The submission of this Lease for examination does not constitute a reservation of or option for the Property, and this Lease shall become effective as a lease only upon execution and delivery by Landlord and Tenant.

14.21Authorship. This Lease is a jointly negotiated work product and authorship shall not be ascribed to any particular party.

14.22Joint and Several Liability; Authority. In the event Tenant now or hereafter consists of more than one person, firm or corporation, then all such persons, firms or corporations shall be jointly and severally liable as Tenant under this Lease. Each of the persons executing this Lease on behalf of Tenant warrants to Landlord that Tenant has all right and authority to enter into this Lease, and that each and every person signing on behalf of Tenant is authorized to do so.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

LANDLORD:	ESI Leasing, LLC
an Oregon limited liability company

By: ____________________________________
Name: Paul R Oldham
Title: Manager

TENANT:	ELECTRO SCIENTIFIC INDUSTRIES, INC.,
an Oregon corporation

By: ______________________________________
Name: Robert DeBakker
Title: VP of Operations

EXHIBIT A

Legal Description

PARCEL I:

Lot 5, SUNSET SCIENCE PARK, in the County of Washington and State of Oregon.

EXCEPTING THEREFROM a portion of Lot 5, SUNSET SCIENCE PARK, a plat of record in the Southwest quarter of Section 33, Township 1 North, Range 1 West of the Willamette Meridian, Washington County, Oregon, said point being more particularly described as follows:
Beginning at the Southwest corner of said Lot 5, being also the Southeast corner of Lot 4, said SUNSET SCIENCE PARK, and running thence, along the line common to said Lot 4 and Lot 5, North 10º17' East 380.94 feet to a point on the Southerly right-of-way line of Science Park Drive, a point on the arc of a 248.85 foot radius curve, the radius point of which bears North 10º17' East; thence, along said Southerly right-of-way line, on the arc of said radius curve (the long chord of which bears South 84º12'59" East 39.04 feet) 39.09 feet; thence, along said Southerly right-of-way line, South 88º43' East 14.08 feet; thence South 18º04'22" West 389.80 feet to the point of beginning.

FURTHER EXCEPTING THEREFROM that portion conveyed by Deed to the State of Oregon, by and through its Department of Transportation, Highway Division, recorded December 10, 1990, Recording No. 90-67371.

PARCEL II:

A tract of land created after January 1, 2008 pursuant to Property Line Adjustment Case File 14-031-PLA and Property Line Adjustment Deed recorded August 13, 2014, Recording No. 2014-050769, described as follows:

A tract of land situated in the Southwest one-quarter of Section 33, Township 1 North, Range 1 West of the Willamette Meridian, Washington County, Oregon, being a portion of Lots 4 and 5, SUNSET SCIENCE PARK, being more particularly described as follows:

Commencing at the Northwest corner of said Lot 4, said Northwest corner being on the Southerly right of way line of N.W. Science Park Drive; thence South 88º43'00" East along said right of way line a distance of 494.88 feet to a point of curve; thence along said curve to the right having a radius of 188.85 feet through a central angel of 27º27'37" (chord bears South 74º59'12" East 89.65 feet) an arc distance of 90.51 feet to the True Point of Beginning; thence leaving said right of way, South 28º11'28" West, a distance of 355.41 feet; thence South 19º18'20" West, a distance of 54.92 feet; thence South 28º10'27" West a distance of 106.22 feet to the Southerly line of Lot 4, SUNSET SCIENCE PARK, said point also being on the Northerly right of way line of Sunset Highway (US Highway 26); thence South 61º50'00" East along said Southerly line of Lot 4, a distance of 569.94 feet to the Southeast corner thereof; thence leaving said Northerly right of way line of Sunset Highway, North 17º57'55" East, a distance of 389.70 feet to a point on the Northerly line of Lot 5, SUNSET SCIENCE PARK and Southerly right of way line of N.W. Science Park Drive; thence North 88º45'36" West along said right of way line, a distance of 13.19 feet to a point of curve; thence along said curve to the right having a radius of 248.85 feet through a central angle of 59º29'48" (chord bears North 59º00'42" West 246.95 feet) an arc distance of 258.41 feet to a point of tangent; thence North 29º15'48" West, a distance of 179.22 feet; thence on a curve to the left having a radius of 188.85 feet through a central angle of 31º59'35" (chord bears North 45º15'36" West 104.09 feet) an arc distance of 105.45 feet to the True Point of Beginning.